PUBLIC RELATIONS SERVICES AGREEMENT

         THIS AGREEMENT is made and entered into this 1st day of March, 2000, by and between RANDY "LAZARUS" McATEE d/b/a "SMALL POTATOES" (hereinafter referred to as "Lazarus") and CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC. (hereinafter referred to as "Client").

                                    RECITALS:
                  A. Lazarus offers a variety of Internet and e-mail public relations services designed to educate and inform individuals and/or companies about Client's business and the investment opportunity represented by an investment in Client's publicly traded stock.

                  B.       Client is a corporation with publicly traded stock.
                  C. Client desires to engage Lazarus for the purpose of having Lazarus perform Internet and/or e-mail public relation services to the end that individuals and companies become more knowledgeable about Client, Client's business and the opportunity presented by an investment in Client's publicly traded stock.

         NOW, THEREFORE, the parties agree as follows:

         1. Client hereby engages Lazarus and Lazarus accepts such engagement for the purpose of rendering Internet and/or e-mail public relations services as described herein.

         2. Lazarus is the web host of the "small potatoes" website (www.smallpotatoes.net) and agrees to post information concerning Client, Client's business and Client's publicly traded stock on the "Small Potatoes" website. Lazarus further agrees to distribute a business profile of Client and other business information concerning Client to individuals and companies through and by way of an e-mail newsletter periodically published and transmitted by Lazarus. Without limiting the generality of the foregoing, Lazarus agrees to make a good faith effort to increase public awareness of Client, Client's business and Client's stock by distributing accurate and updated information by way of the "Small Potatoes" website and Lazarus's e-mail newsletter.

         3. Client agrees to provide Lazarus with accurate and timely information concerning Client, Client's business and Client's stock. Client acknowledges and is aware that Lazarus will rely upon the accuracy and timeliness of all information provided to Lazarus by Client. Client agrees and warrants that all information provided to Lazarus will be accurate in all respects and will not in any way, directly or indirectly be misleading. Client agrees and understands that any and all information provided to Lazarus may become public information. Lazarus agrees that the Client's information posted on his web site will be subject to the Client's attorney's review for purposes of compliance with State and Federal Securities Laws and regulations and that if Lazarus receives notice from the Client that any part of the posted information is in violation of a law or regulation, that he will modify or remove that information within one day of notification. Lazarus agrees to post with the Client's information, a list of states in which viewers of the information may not purchase securities of the Client.

         4. Lazarus shall be compensated by Client as follows: On or before March 16, 2000, Lazarus shall receive One Hundred Thousand (100,000) shares of restricted stock of Client.

         5. The term of this Agreement shall be twelve (12) calendar months commencing March 13, 2000, and ending March 13, 2001. Lazarus shall perform the services set forth in paragraph 2 above during the term of this Agreement and only during the term of this Agreement. At the end of the term of this Agreement, Lazarus shall remove all references to Client from the "Small Potatoes" website. The Client may terminate this Agreement at any earlier time upon written notice to Lazarus.

         6. Client understands that this is a "best efforts" agreement and that Lazarus makes no guarantee of any kind to Client. Client understands that Lazarus is responsible for taking information provided by Lazarus by Client and utilizing that portion of such information as Lazarus, in Lazarus's sole discretion, may deem suitable for publication on the "Small Potatoes" website and/or on Lazarus's e-mail newsletter. Client understands that Lazarus makes no guarantees and/or recommendations to prospective investors in Client's stock, that Lazarus does disclose and will disclose all compensation to be received by Lazarus pursuant to this Agreement, that Lazarus will disclose that Lazarus is a shareholder of Client and that Lazarus will make a best efforts and good faith effort to increase public awareness of Client, Client's business and Client's stock. Client further understands and acknowledges that Lazarus does not receive payment from individuals viewing the "Small Potatoes" website nor does Lazarus charge for Lazarus's e-mail newsletter. Lazarus agrees that he will comply with all applicable federal, state and local regulations regarding the publication of information on his website.

         7. This Agreement shall be interpreted pursuant to the Laws of the State of California. Should a dispute arise between the parties to this Agreement, the parties hereto specifically acknowledge that jurisdiction shall lie within the State of California and exclusive venue for any lawsuit shall lie within Alachua County, Florida. In the event an action is brought for the purpose of enforcing and/or interpreting this Agreement, the prevailing party in any such action shall be entitled to such reasonable attorneys' fees and/or court costs as the court hearing such action may award.

         8. Notwithstanding any other provision of this Agreement, Client hereby unconditionally guarantees the accuracy of any and all information provided to Lazarus by Client. Client further acknowledges that any and all information given to Lazarus pursuant to this Agreement is given to Lazarus with the understanding that such information may be disclosed to the public information. Client, therefore, agrees to give Lazarus any confidential insider information not otherwise available or to be made immediately available to the public.

         9. The person signing this Agreement on behalf of Client hereby acknowledges that (s)he is authorized by Client to bind Client to this Agreement.

         10. The content of the "Small Potatoes" website is determined in the sole discretion of Lazarus, excepting those provisions discussed above and required by law. Client understands that mistakes or errors may occur and that Lazarus agrees to utilize Lazarus's best efforts to correct any and all mistakes when discovered. Lazarus, in the sole discretion of Lazarus, shall control the timing within which the "Small Potatoes" website is updated and the timing of releasing any and all e-mail newsletters. The parties hereto agree that nothing in this Agreement will require Lazarus to divulge Lazarus's methods of disseminating information and/or any trade secrets or mailing lists maintained by Lazarus.

         IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the date and year first above written.

LAZARUS:                                     CLIENT:

/s/ Randy McAtee
_______________________________              CYCLODEXTRIN TECHNOLOGIES
RANDY "LAZARUS" McATEE                       DEVELOPMENT, INC.
d/b/a "Small Potatoes"
                                                 /s/C.E. Rick Strattan
                                             By:______________________________

                                                     President
                                             Title:_____________________________